Exhibit 99.1

Veritas Capital Completes Acquisition of athenahealth

Evergreen Coast Capital to be Minority Investor in Combination of athenahealth and Veritas-Backed Virence

Bob Segert to Serve as Chairman and CEO

WATERTOWN, Mass. and NEW YORK - February 11, 2019 - athenahealth, Inc., a leading provider of network-enabled services for hospital and ambulatory customers nationwide, announced today that it has completed its previously announced sale to an affiliate of Veritas Capital (“Veritas”) and Evergreen Coast Capital (“Evergreen”) for approximately $5.7 billion in cash.

Virence Health (“Virence”), the former GE Healthcare Value-based Care assets that Veritas acquired in 2018, will combine with athenahealth under the athenahealth name and brand. The combined company will be led by Virence Chairman and Chief Executive Officer Bob Segert and an executive leadership team comprised of executives from both companies, and will be headquartered on the athenahealth campus in Watertown, Massachusetts. As part of the transaction, Virence's Workforce Management business becomes a separate Veritas portfolio company under the API Healthcare brand.

“The combination of athenahealth and Virence brings together two innovative companies with complementary expertise and a shared focus and passion for improving healthcare outcomes. With a network of over 160,000 providers, the combined company is positioned for future growth and new market opportunities and has the necessary scale to make a transformational impact in the healthcare industry,” said Ramzi Musallam, CEO and Managing Partner of Veritas Capital. “We look forward to leveraging our experience in healthcare IT to support Bob Segert and the leadership team in their mission to help clients succeed.”

Bob Segert, Chairman and CEO of the combined company, said: “athenahealth is one of the most unique and valuable assets in healthcare - with industry-leading solutions and a vision and model for delivering financial and clinical results for providers. By combining our companies’ cultures, solutions and teams, we have an opportunity to accelerate that vision, achieving a scale that will allow us to unlock new value for all of our customers. Today marks the first step in our new journey as a united team, and we are more committed than ever to investing in innovation, delivering a superior customer experience, and continuing our collective mission to transform healthcare.”

Evergreen Managing Director Isaac Kim said, “We are pleased to have completed this transaction along with our partners at Veritas. The combination of athenahealth and Virence creates an industry leader poised to drive the future of healthcare IT.”

The transaction was announced on November 12, 2018 and received approval from athenahealth shareholders on February 7, 2019. As a result of the completion of the transaction, shares of athenahealth common stock will be removed from listing on Nasdaq, with trading in athenahealth shares to be suspended following the closing of business today.

About athenahealth, Inc.
athenahealth partners with hospital and ambulatory customers to drive clinical and financial results. We offer medical record, revenue cycle, patient engagement, care coordination, and population health services. We combine insights from our network of more than 120,000 providers and approximately 117 million patients with deep industry knowledge and perform administrative work at scale. For more information, please visit www.athenahealth.com.

About Virence Health
Virence Health Technologies is a leading software provider that leverages technology and analytics to help healthcare providers across the continuum of care effectively manage their financial, clinical, and human capital workflows. Offering a comprehensive suite of innovative technology-enabled solutions, Virence aims to improve quality, increase efficiency, and reduce waste in the healthcare industry. Learn more at www.virencehealth.com.

Exhibit 99.1

About Veritas Capital
Veritas Capital is a leading private equity firm that invests in companies that provide critical products and services, primarily technology and technology-enabled solutions, to government and commercial customers worldwide, including those operating in the aerospace & defense, healthcare, software, national security, communications, energy, government services and education industries. Veritas seeks to create value by strategically transforming the companies in which it invests through organic and inorganic means. For more information on Veritas Capital and its current and past investments, visit www.veritascapital.com.

About Elliott and Evergreen Coast Capital
Elliott Management Corporation manages two multi-strategy investment funds which combined have approximately $34 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds of its kind under continuous management. The Elliott funds' investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm. This investment is being led by Evergreen Coast Capital, Elliott's Menlo Park affiliate, which focuses on technology investing.

Media Contacts:

athenahealth
John Fox/ Finley Hines
media@athenahealth.com
(617) 402-8001

Virence/Veritas Capital
Andrew Cole/ David Millar / Julie Rudnick
Sard Verbinnen & Co
(212) 687-8080
virence-svc@sardverb.com

Elliott Management Corporation/Evergreen Coast Capital
Stephen Spruiell
(212) 478-2017
sspruiell@elliottmgmt.com